Exhibit (i)

WILMERHALE

July 28, 2006	Alexandra Poe

VIA EDGAR	+1 212 295 6334 (t) +1 212 230 8888 (f) alexandra.poe@wilmerhale.com

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Master Investment Portfolio (the “Trust”)

Registration No. 811-08162

Ladies and Gentlemen:

Attached hereto for electronic filing on behalf of the Trust pursuant to (1) the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 8b-16 thereunder, (2) General Instruction D to Form N-1A and (3) Rule 101(a) of Regulation S-T is a copy of amendment no. 34 under the 1940 Act (the “Amendment”) to the Registration Statement on Form N-1A of the Trust. The Amendment has been manually signed by the Trust as required by Section 8(b) of the 1940 Act. Pursuant to Rule 302 under Regulation S-T, the Trust will retain the manually executed copy of the Amendment; the electronic copy of the Amendment contains conformed signatures.

The Amendment is being filed pursuant to Rule 8b-16 under the 1940 Act and becomes effective upon filing. Because beneficial interests in each series of the Trust are issued solely in transactions that are exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), the Trust is not registered under the 1933 Act.

In addition, Wilmer Cutler Pickering Hale and Dorr LLP hereby consents to the use of its name and to the reference to it under the caption “Legal Counsel” in the Statements of Additional Information, which are included as part of this Amendment.

If you have any questions or comments concerning the Amendment, please contact me at (212) 295-6334.

Sincerely,

/s/ Alexandra Poe
Alexandra Poe

Enclosures

Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022

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